PRESS RELEASE

Acquisitions Contact:	Financial Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire Two Medical Office Buildings in
Phoenix, Arizona

Scottsdale, Arizona (July 5, 2011) – Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, announced the execution of a purchase and sale agreement to acquire two medical office buildings and a parking structure located in Phoenix, Arizona (“Desert Ridge Medical Campus”) for approximately $32,750,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The Desert Ridge Medical Campus is comprised of two Class A, three-story, multi-tenant medical office buildings and a two-level parking structure. With approximately 118,000 square feet, Desert Ridge Medical Campus is approximately 88% occupied with a weighted average lease term of approximately 6.15 years. The Desert Ridge Medical Campus has two surgery centers, including Desert Ridge Outpatient Surgery which is a joint venture with Catholic Healthcare West.

The Desert Ridge Medical Campus is located within the Desert Ridge Community, a master-planned residential community that is home to Desert Ridge Marketplace, one of Arizona’s premier shopping, dining and entertainment destinations with over 110 retailers and restaurants. Desert Ridge Medial Campus is also located near three major hospital campuses including John C. Lincoln at Deer Valley Campus, Scottsdale Healthcare at Thompson Peak Campus and the Mayo Clinic Hospital.

“These are two premier Class A properties with established physician referral networks located in a highly visible location,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition will extend HTA’s position as the largest owner of medical office buildings in Arizona with over 1.37 million square feet”.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the buildings may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the buildings; the strength and financial condition of the tenants; uncertainties relating to the local economy of Phoenix, Arizona; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.